Exhibit 99.1

                            [LOGO OF DAG MEDIA INC.]

Contact:
Assaf Ran, CEO
Yael Shimor-Golan, CFO
(718) 520-1000
SOURCE: DAG Media, Inc.

                  DAG Media, Inc. Announces New Operating Plan;
             Declares $0.10 per Share Quarterly Dividend During 2005

NEW YORK, January 7, 2005 /PRNewswire/ -- DAG Media Inc. (Nasdaq: DAGM - news) today announced the proposed sale of its classified directories business, consisting of the Jewish Israeli Yellow Pages and the Master or Kosher Guide. The sale would include applicable trademarks, tradenames and other intellectual property. To assist it in the sale of its directories business DAG Media has retained Dragonfly Capital Partners LLC as its exclusive financial advisor.

DAG Media decided to seek a buyer for its directories business because the complexity, scale and probable margins of this business makes the costs of compliance with new regulatory requirements for public companies, under Sarbanes Oxley and other government strictures, prohibitive. While seeking to sell its classified directories business DAG Media will seek to acquire a new potentially larger and more profitable business, more suitable for operation in a publicly traded company. DAG believes that sale of its directories business and acquisition of a new business more suitable for operation in a public company is the best way to enhance shareholder value and optimize asset growth.

DAG Media also announced that it would pay a $0.10 per share dividend to shareholders of record on March 21, June 20, September 20 and December 20, 2005 with pay dates on April 5, July 5, October 5, 2005 and January 5, 2006.


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DAG Media publishes and distributes Yellow Pages directories in print and online as well as photography, illustration and design directories. We also operate several web sites that complement our directories at http://www.dagmedia.com, http://www.blackbook.com and at http://www.blackbookstock.com

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products introduced by competitors, changes in the rates of subscriber acquisition and retention, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.